Exhibit 1 Third Point’s press release dated May 4, 2012

May 4, 2012
Board of Directors
Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089

Dear Board of Directors:

Yahoo!’s initial response yesterday to Third Point’s identification of material inaccuracies in both CEO Scott Thompson’s and Director Patti Hart’s educational record was insulting to shareholders.  We assume that these initial statements were attributable to Mr. Thompson and were not made with the Board’s approval.  While we appreciate the Board’s statement late last night that it would conduct an investigation, unfortunately, for this Board and this Company, it is too little and months too late.

To assert that years of inaccurate SEC filings, website biographies and, most likely, D&O questionnaires and curriculum vitae (including, presumably, the CV provided to Yahoo! when Mr. Thompson reached out for the job) were “inadvertent” is, in our view, the height of arrogance.  Mr. Thompson and the Board should make no mistake: this is a big deal.  CEO’s have been terminated for less at other companies.  The Company’s Preliminary Proxy Statement filed on April 27, 2012 (at page 22) states that the “minimum qualification for service as a director of the Company are that a nominee possess. . . an impeccable reputation of integrity and competence in his or her personal and professional activities.”

Furthermore, Yahoo!’s response “confirming” that Ms. Hart “specialized” in Marketing and Economics, rather than having earned her degree in such subjects (as Ms. Hart has asserted in filings for years) is a similar canard.  A “specialty” is not a major.  It is not a “minor”.  We don’t know what it is, but we do know that like Mr. Thompson, Ms. Hart has been misrepresenting her actual degree to the investing public for years.  Again, we hope that the Board does not accept this feeble attempt at “spin” as a justification for Ms. Hart’s misrepresentations.

Irreparable damage to Yahoo!’s culture will continue every day that the Board allows Mr. Thompson and Ms. Hart to remain at the helm of the Company after having clearly demonstrated that they lack even the “minimum qualifications for service as a director of the Company.”  Mr. Thompson, in particular, cannot possibly have any credibility remaining with the all-important Yahoo! engineers, many of whom earned real – not invented – degrees in computer science.  Moreover, permitting Mr. Thompson and Ms. Hart to stay with the Company after apparently violating the Code of Ethics sends a message to all Yahoo! employees that a different set of rules applies at the top.

Third Point, Yahoo!’s largest outside shareholder with over $1 billion invested, called yesterday for an immediate investigation if our assertions were true.  The Board appears to have acceded to this demand.  Its response must be swift and decisive.  In that regard, Third Point will consider it grounds for further action if the Board does not take the following steps by Noon EDT on Monday, May 7th:

1)
Publicly reveal the process by which it vetted Mr. Thompson as a potential CEO candidate.  This disclosure should include the release of all minutes of any meeting at which Mr. Thompson’s candidacy was discussed and any reports or other materials upon which directors relied to evaluate Mr. Thompson’s candidacy.

2)
Disclose whether any Board member, including Maynard Webb, who has long-standing ties to Mr. Thompson, and Ms. Hart, who headed the Search Committee, was aware of Mr. Thompson’s deception prior to receipt of Third Point’s letter yesterday.

3)
Provide shareholders with all information regarding the director nomination process, including the so-called “skills matrix” referred to in the Company’s preliminary proxy statement, which the Board purportedly used to determine the qualifications of various candidates, including Third Point’s nominees.

4)	Terminate Mr. Thompson for cause immediately given his demonstrable unsuitability to remain Chief Executive Officer and a director of Yahoo! and accept the resignation of Ms. Hart for similar reasons.

Finally, we urge the Board to stop wasting valuable company resources and drop its resistance to placing the Third Point nominees on the Board.  We are prepared to join immediately.  Once on the Board, our first tasks will be to work with the remaining Board members to find Yahoo! a new leader with the qualifications and integrity to lead the Company and install best practices of corporate governance.  The Company can ill afford to continue this misguided fight with its largest outside shareholder while it has so many other fires to put out.  There has been enough damage already.

Sincerely,

/s/ Daniel S. Loeb

Daniel S. Loeb
Chief Executive Officer
Third Point LLC

Third Point and the other Participants (defined below) have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and accompanying proxy card in connection with its solicitation of proxies for the election of Mr. Daniel S. Loeb, Mr. Harry J. Wilson, Mr. Michael J. Wolf and Mr. Jeffrey A. Zucker at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARDS AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THIRD POINT, DANIEL S. LOEB, THIRD POINT OFFSHORE MASTER FUND L.P., THIRD POINT ULTRA MASTER FUND L.P., THIRD POINT PARTNERS L.P., THIRD POINT PARTNERS QUALIFIED L.P., THIRD POINT REINSURANCE COMPANY LTD., LYXOR/THIRD POINT FUND LIMITED, DBX-RISK ARBITRAGE 11 FUND, HARRY J. WILSON, MICHAEL J. WOLF AND JEFFREY A. ZUCKER (COLLECTIVELY, THE “PARTICIPANTS”), FROM THE SHAREHOLDERS OF THE COMPANY, FOR USE AT THE ANNUAL MEETING, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2855 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

IMPORTANT INFORMATION RELATING TO THE ABOVE-NAMED PARTICIPANTS IN THIS PROXY SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY THIRD POINT AND THE OTHER PARTICIPANTS WITH THE SEC ON MARCH 21, 2012, WHICH DOCUMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT WILL BE AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2855 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.